Filed Pursuant to Rule 433 Registration No. 333-134553

(“Asian Leveraged Appreciation Basket”)	Final Terms and Conditions
February 22, 2007
100% Principal-Protected	Contact: +1 (212) 526 5641

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. or any other dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative, such other dealer or 1-888-603-5847.

Summary Description

This note allows an investor to hold a long position in the Japanese Yen (JPY), Chinese Renminbi (CNY), Singapore Dollar (SGD), Taiwanese Dollar (TWD), South Korean Won (KRW) and Indonesian Rupiah (IDR) and a short position in the U.S. Dollar (USD) via a single basket consisting of these long and short currencies (with the long currencies having a positive weighting in the basket and the short currency having a negative weighting in the basket).  If the Basket Value, which is linked to the performance of the long currencies vs. the USD, is greater than zero on the Valuation Date, the investor will receive a single payment at maturity equal to the principal amount of the notes plus an additional return equal to the principal amount of the notes multiplied by the product of 145% (the Leverage) and the appreciation in the Basket Value (that is, the amount by which the Basket Value exceeds zero).  If the Basket Value on the Valuation Date is less than or equal to zero, then the investor will receive at maturity only the principal amount of the notes, with no additional return.  The notes do not bear interest and are 100% principal protected if held to maturity.

Issuer	Lehman Brothers Holdings Inc. (A1, A+, A+)

Issue Size	USD 2,500,000

Issue Price	100%

Principal Protection	100%

Trade Date	February 22, 2007

Issue Date	February 28, 2007

Valuation Date

August 22, 2008; provided that, upon the occurrence of a Disruption Event with respect to a Reference Currency, the Valuation Date for the affected Reference Currency may be postponed (as described in “Disruption Events” below).

Maturity Date	August 28, 2008

Reference Currencies	Japanese Yen (JPY), Chinese Renminbi (CNY), Singapore Dollar (SGD), Taiwanese Dollar (TWD), South Korean Won (KRW) and Indonesian Rupiah (IDR)

Reference Exchange Rates	The spot exchange rates for each of the Reference Currencies quoted against the U.S. dollar expressed as number of units of the Reference Currency per USD 1.

Leverage	145%

Redemption Amount	A single U.S. dollar payment on the Maturity Date equal to the principal amount of each note plus the Additional Amount, if any

Additional Amount	A single U.S. dollar amount equal to the principal amount of each note multiplied by:

Leverage * Basket Value

provided that the minimum Additional Amount payable on the notes shall be zero.

Basket Value	The sum of the following quotients in respect of the USD and each Reference Currency:

Initial Currency Amount
Settlement Rate

Initial Currency Amount	The Initial Currency Amount for the USD and each Reference Currency is as set forth below:

Currency	Initial Currency Rate	Weighting	Initial Currency Amount
JPY	121.43	16.67%	20.2424
CNY	7.7408	16.67%	1.2904
SGD	1.5336	16.67%	0.2557
KRW	939.50	16.67%	156.6147
TWD	32.937	16.66%	5.4873
IDR	9074	16.66%	1511.7284
USD	1.0000	-100%	-1.0000

Where Initial Currency Amount = Weighting * Initial Currency Rate

The Initial Currency Rate for each Reference Currency is the Reference Exchange Rate for that Reference Currency determined by the Calculation Agent on the Trade Date in accordance with the Settlement Rate Option. The Initial Currency Rate for the USD is 1.

Settlement Rate

For each Reference Currency, the Reference Exchange Rate on the Valuation Date, determined in accordance with the Settlement Rate Option (subject to the occurrence of a Disruption Event). The Settlement Rate for the USD shall be 1.

Settlement Rate Option and Valuation Business Day:	Reference Currency	Screen Reference	Valuation Business Day
	JPY	1FED	New York
	CNY	SAEC	Beijing
	SGD	ABSIRFIX01	Singapore
	KRW	KFTC18	Seoul
	TWD	TAIFX1	Taipei
	IDR	ABSIRFIX01	Singapore

For further information concerning the Settlement Rate Option and Valuation Business Day, see “Description of the Notes—Currency-Indexed Notes” in, and Appendix A to, the prospectus supplement dated May 30, 2006 for the issuer’s Medium Term Notes, Series I.

Business Day	New York

Business Day Convention	Following

Disruption Events	If a Disruption Event relating to one or more Reference Currencies is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Basket Value using:

• for each Reference Currency that did not suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the scheduled Valuation Date, and

•  for each Reference Currency that did suffer a Disruption Event on the scheduled Valuation Date, the Settlement Rate on the immediately succeeding scheduled Valuation Business Day for such Reference Currency on which no Disruption Event occurs or is continuing with respect to such Reference Currency;

provided however that if a Disruption Event has occurred or is continuing with respect to a Reference Currency on each of the three scheduled Valuation Business Days following the scheduled Valuation Date, then (a) such third scheduled Valuation Business Day shall be deemed the Valuation Date for the affected Reference Currency; and (b) the Calculation Agent will determine the Settlement Rate for the affected Reference Currency on such day in accordance with “Fallback Rate Observation Methodology” (as defined under “Description of the Notes—Currency-Indexed Notes” in the prospectus supplement dated May 30, 2006, for the issuer’s Medium Term Notes, Series I).

A “Disruption Event” means any of the following events with respect to a Reference Currency, as determined in good faith by the Calculation Agent:

(A)   the occurrence and/or existence of an event on any day that has the effect of preventing or making impossible (x) the delivery of USD from accounts inside the Reference Currency Jurisdiction for that Reference Currency to accounts outside that Reference Currency Jurisdiction; or (y) for JPY and SGD only, the conversion of the Reference Currency into USD through customary legal channels;

(B) the occurrence of any event causing the Reference Exchange Rate for the Reference Currency to be split into dual or multiple currency exchange rates; or

(C)    the Settlement Rate being unavailable for the Reference Currency, or the occurrence of an event (i) in the Reference Currency Jurisdiction for that Reference Currency that materially disrupts the market for the Reference Currency or (ii) that generally makes it impossible to obtain the Settlement Rate for the Reference Currency, on the Valuation Date.

For purposes of the above, “scheduled Valuation Business Day” means a day that is or, in the judgment of the Calculation Agent, should have been, a Valuation Business Day for the affected Reference Currency.

Calculation Agent	Lehman Brothers Inc.

Underwriter	Lehman Brothers Inc.

Identifier	ISIN:	52517PT43

	CUSIP:	US52517PT438

Settlement System	DTC

Denominations	USD 1,000 and whole multiples of USD 1,000

Issue Type	US MTN

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Exchange Rates

The following charts show the spot exchange rates for each Reference Currency at the end of each week in the period from the week ending February 22, 2004 through the week ending February 18, 2007 using historical data obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The spot exchange rates are expressed as the amount of U.S. dollars per Reference Currency to show the appreciation or depreciation, as the case may be, of the Reference Currency against the U.S. dollar. The spot exchange rates used to calculate the Basket Value are expressed as the amount of Reference Currency per U.S. dollar, which are the inverse of the spot exchange rates presented in the following charts.  The historical data on each Reference Currency is not necessarily indicative of the future performance of the Reference Currencies, the Basket Value or what the value of the notes may be. Fluctuations in exchange rates make it difficult to predict whether the Additional Amount will be payable at maturity, or what that Additional Amount, if any, may be.  Historical exchange rate fluctuations may be greater or lesser than those experienced by the holders of the notes.

Hypothetical Historical Basket Value

The following chart shows the hypothetical Basket Value based on the hypothetical composite performance of the Reference Currencies using weekly data for the Reference Currencies obtained from Reuters; neither Lehman Brothers Inc. nor Lehman Brothers Holdings Inc. makes any representation or warranty as to the accuracy or completeness of this data.  The Basket Value was indexed to a level of 0.0 on the Trade Date based upon the Initial Currency Rates determined on the Trade Date.  The composite value of the Reference Currencies on any prior day was obtained by using the calculation of the Basket Value described above. Spot exchange rates used in this determination are expressed as the number of units of Reference Currency per U.S. dollar.

Hypothetical Redemption Amount Payment Examples

The following payment examples for this note shows scenarios for the Redemption Amount payable at maturity of the notes, including scenarios under which an Additional Amount will or will not be payable, based on values for the Leverage (145%), the Initial Currency Rates for the Reference Currencies (which are determined on the Trade Date) and hypothetical values for the Settlement Rates (which will be determined on the Valuation Date), and consequently of the Basket Value.  The Settlement Rate values for the Reference Currencies have been chosen arbitrarily for the purpose of these examples, are not associated with Lehman Brothers Research forecasts for any Reference Currency/USD exchange rates and should not be taken as indicative of the future performance of any Reference Currency/USD exchange rate.

Example 1: JPY, CNY, SGD, KRW, IDR, and TWD each appreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0834, which is greater than 0, and therefore an Additional Amount of 12.09% (equal to the Basket Value times the Leverage of 145%), and a Redemption Amount of 112.09%, times the principal amount of the notes.

	Initial Currency Rate		Initial Currency	Settlement Rate	Initial Currency Amount
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Divided by SettlementRate
JPY	121.43	16.67%	20.2424	115.36	0.1755
CNY	7.7408	16.67%	1.2904	7.1215	0.1812
SGD	1.5336	16.67%	0.2557	1.3956	0.1832
KRW	939.50	16.67%	156.6147	873.74	0.1793
TWD	32.937	16.66%	5.4873	30.631	0.1791
IDR	9074	16.66%	1511.7284	8167	0.1851
USD	1.0000	-100.00%	-1.0000	1.0000	-1.0000

				Basket Value =	0.0834
				Leverage =	145%
				Additional Amount =	12.09%
				Redem tion Amount =	112.09%

Example 2: JPY, CNY, SGD, KRW, IDR, and TWD each depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0876 and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return).

	Initial Currency Rate		Initial Currency	Settlement Rate	Initial Currency Amount
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Divided by SettlementRate
JPY	121.43	16.67%	20.2424	127.50	0.1588%
CNY	7.7408	16.67%	1.2904	8.5149	0.1516
SGD	1.5336	16.67%	0.2557	1.7483	0.1462
KRW	939.50	16.67%	156.6147	1042.85	0.1502
TWD	32.937	16.66%	5.4873	35.572	0.1543
IDR	9074	16.66%	1511.7284	9981	0.1515
USD	1.0000	-100.00%	-1.0000	1.0000	-1.0000

				Basket Value =	-0.0876
				Additional Amount =	0.00%
				Redemption Amount =	100.00%

Example 3:  JPY, CNY, and KRW, appreciate relative to their Initial Reference Currency Rates while SGD, IDR and TWD depreciate relative to their Initial Currency Rates, resulting in a Basket Value of 0.0302, which is greater than 0, and therefore an Additional Amount of 4.38% (equal to the Basket Value times the Leverage of 145%), and a Redemption Amount of 104.38%, times the principal amount of the notes.

	Initial Currency Rate		Initial Currency	Settlement Rate	Initial Currency Amount
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Divided by SettlementRate
JPY	121.43	16.67%	20.2424	104.43	0.1938
CNY	7.7408	16.67%	1.2904	6.8119	0.1894
SGD	1.5336	16.67%	0.2557	1.7176	0.1488
KRW	939.50	16.67%	156.6147	807.97	0.1938
TWD	32.937	16.66%	5.4873	35.901	0.1528
IDR	9074	16.66%	1511.7284	9981	0.1515
USD	1.0000	-100.00%	-1.0000	1.0000	-1.0000

				Basket Value =	0.0302
				Leverage =	145%
				Additional Amount =	4.38%
				Redemption Amount =	104.38%

Example 4:   JPY, SGD and IDR, appreciate relative to their Initial Currency Rates while CNY, KRW and TWD depreciate relative to their Initial Currency Rates, resulting in a Basket Value of -0.0140, and, because the Basket Value is less than 0, an Additional Amount of zero and a Redemption Amount of 100% (the return of principal invested, with no additional return).

	Initial Currency Rate		Initial Currency	Settlement Rate	Initial Currency Amount
Reference Currency	(on Trade Date)	Weighting	Amount	(on Valuation Date)	Divided by SettlementRate
JPY	121.43	16.67%	20.2424	103.22	0.1961
CNY	7.7408	16.67%	1.2904	8.8245	0.1462
SGD	1.5336	16.67%	0.2557	1.4876	0.1719
KRW	939.50	16.67%	156.6147	1080.43	0.1450
TWD	32.937	16.66%	5.4873	36.231	0.1515
IDR	9074	16.66%	1511.7284	8620	0.1754
USD	1.0000	-100.00%	-1.0000	1.0000	-1.0000

				Basket Value =	-0.0140
				Additional Amount =	0.00%
				Redemption Amount =	100.00%